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                                                                    EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Chancellor Media Corporation filed pursuant to Rule 462(b) and incorporating the previously effective Registration Statement on Form S-3 (No. 333-44401) of Chancellor Media Corporation of our report on the balance sheet of WDAS-AM/FM (station owned and operated by Beasley FM Acquisition Corp.) as of December 31, 1996 and the related statements of earnings and station equity and cash flows for the year then ended, and to the reference to our firm under the heading "Experts" in the Registration Statement.



                                                     KPMG Peat Marwick LLP

St. Petersburg, Florida
March 9, 1998